Exhibit j.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kirr, Marbach Partners Funds, Inc.:
We consent to the reference to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/S/ KPMG llp
Chicago, Illinois
January 26, 2007